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                          August 11, 2022

       Jurgi Camblong
       Chief Executive Officer
       SOPHiA GENETICS SA
       Rue du Centre 172
       CH-1025 Saint-Sulpice
       Switzerland

                                                        Re: SOPHiA GENETICS SA
                                                            Registration
Statement on Form F-3
                                                            Filed August 9,
2022
                                                            File No. 333-266704

       Dear Dr. Camblong:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jordan
Nimitz at 202-551-5831 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences